Exhibit 99.1

August 6, 2012

NORTHWEST PIPE REPORTS Q2 2012 FINANCIAL RESULTS AND

ANNOUNCES CONFERENCE CALL

Vancouver, WA, August 6, 2012. Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the second quarter of 2012. The Company will broadcast its second quarter 2012 earnings conference call on Tuesday, August 7, 2012, at 9:00 am PDT.

Second Quarter 2012 Results

Net sales for the quarter ended June 30, 2012 decreased 8.9% to $131.0 million compared to $143.8 million in the quarter ended June 30, 2011. Gross profit was $13.6 million (10.4% of net sales) in the second quarter of 2012, a decrease from $16.7 million (11.6% of net sales) in the same quarter of 2011. Net income for the second quarter of 2012 was $3.6 million or $0.38 per diluted share compared to $5.0 million or $0.53 per diluted share for the same period in 2011.

Water Transmission sales decreased by 20.7% to $59.1 million in the second quarter of 2012 from $74.5 million in the second quarter of 2011. The decrease in sales was due to a 19% decrease in volume and a 3% decrease in selling price per ton. Water Transmission gross profit decreased to $8.1 million (13.8% of segment net sales) in the second quarter of 2012 from $11.5 million (15.5% of segment net sales) in the same quarter of the prior year. The decrease in gross profit was primarily due to the decrease in volume.

Tubular Products sales increased 3.8% to $72.0 million in the second quarter of 2012 from $69.3 million in the second quarter of 2011, driven by a 1% increase in tons sold from 55,700 tons to 56,500 tons and a 1% increase in the average selling price per ton. Tubular Products gross profit increased by 5.6% to $5.4 million (7.5% of segment net sales) in the second quarter of 2012 from $5.1 million (7.4% of segment net sales) in the same quarter of 2011. As discussed in the first quarter 2012 conference call, downtime in the Atchison, Kansas facility in May, 2012 to complete the previously announced expansion project negatively impacted margins in the second quarter.

As of June 30, 2012, the backlog of orders was approximately $273 million, with the Water Transmission segment representing approximately $245 million and the Tubular Products segment representing approximately $28 million. This compared to a total backlog of orders of $256 million as of June 30, 2011, with the Water Transmission segment representing approximately $208 million and the Tubular Products segment representing approximately $48 million. The Water Transmission segment’s backlog as of June 30, 2012 represents a record for that segment. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that we are the successful bidder even though a binding agreement has not been executed.

Outlook

“We saw lower net sales and net income in the second quarter of 2012 as compared to the second quarter of 2011, particularly in our Water Transmission segment,” said Richard Roman, President and Chief Executive Officer of the Company. “However, with the Lake Texoma project we announced a couple weeks ago, we anticipate that the second half of 2012 will be stronger in the Water Transmission segment than the first half of 2012. Consistent with other domestic tubular producers, the Tubular Products Group will struggle through at least the summer as we expect significantly higher imports of energy products to reduce net sales and profitability for that segment.”

Conference Call

The Company will hold its second quarter 2012 earnings conference call on Tuesday, August 7, 2012 at 9 am PDT. The live call can be accessed by dialing 800-369-3340 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available for 30 days by dialing 866-441-1050 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture and industrial systems. The Company is headquartered in Vancouver, Washington and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Richard A. Roman are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales:
Water Transmission	$59,050	$74,459	$117,481	$133,104
Tubular Products	71,991	69,342	155,735	122,155

Net sales	131,041	143,801	273,216	255,259
Cost of sales:
Water Transmission	50,901	62,928	99,633	111,679
Tubular Products	66,563	64,202	143,506	112,141

Total cost of sales	117,464	127,130	243,139	223,820
Gross profit:
Water Transmission	8,149	11,531	17,848	21,425
Tubular Products	5,428	5,140	12,229	10,014

Total gross profit	13,577	16,671	30,077	31,439
Selling, general, and administrative expense	6,607	5,603	13,928	12,892

Operating income (loss):
Water Transmission	6,130	9,142	14,154	17,403
Tubular Products	4,651	4,304	10,847	8,153
Corporate	(3,811)	(2,378)	(8,852)	(7,009)

Operating income	6,970	11,068	16,149	18,547
Other expense/(income)	(34)	284	2	397
Interest income	(46)	(23)	(87)	(23)
Interest expense	1,526	2,575	3,166	5,193

Income before income taxes	5,524	8,232	13,068	12,980
Provision for income taxes	1,920	3,255	4,730	5,071

Net income	$3,604	$4,977	$8,338	$7,909

Basic earnings per share	$0.38	$0.53	$0.89	$0.85

Diluted earnings per share	$0.38	$0.53	$0.88	$0.85

Shares used in per share calculations:
Basic	9,374	9,327	9,372	9,316

Diluted	9,433	9,355	9,423	9,348

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	June 30, 2012	December 31, 2011

Assets:
Cash and cash equivalents	$25	$182
Trade and other receivables, net	72,229	69,894
Costs and estimated earnings in excess of billings on uncompleted contracts	48,526	38,029
Inventories	120,604	107,169
Other current assets	7,475	11,649

Total current assets	248,859	226,923
Property and equipment, net	152,612	152,846
Other assets	33,569	33,604

Total assets	$435,040	$413,373

Liabilities:
Note payable to financial institution	$52,000	$—
Current maturities of long-term debt	8,975	9,072
Accounts payable	30,686	20,248
Accrued liabilities	40,805	19,175
Billings in excess of cost and estimated earnings on uncompleted contracts	3,681	7,814

Total current liabilities	136,147	56,309
Note payable to financial institution	—	62,000
Other long-term debt, less current maturities	18,637	24,418
Other long-term liabilities	30,307	30,379

Total liabilities	185,091	173,106
Stockholders’ equity	249,949	240,267

Total liabilities and stockholders’ equity	$435,040	$413,373